Exhibit 99.1

Press Release Dated April 23, 2018

NEWS RELEASE

April 23, 2018

Farmers Capital Bank Corporation Announces Common Dividend

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ: FFKT) (the “Company”) announced today that its Board of Directors (“Board”) approved a quarterly cash dividend on the Company’s common stock of $0.125 per share. The quarterly $0.125 per share dividend represents an annualized yield of 1.02% based on the closing price of $49.20 on April 20, 2018. The dividend is payable on July 2, 2018 to shareholders of record at the close of business on June 1, 2018. The Company currently has 7,519,814 shares outstanding.

Farmers Capital Bank Corporation is a bank holding company with one bank subsidiary, United Bank & Capital Trust Company. The Company is headquartered in Frankfort, Kentucky and operates 34 banking locations in 21 communities throughout Central and Northern Kentucky, and an insurance company. Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol: FFKT.